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EXHIBIT 12
                               AVATEX CORPORATION
                       RATIO OF EARNINGS TO FIXED CHARGES
                                ($ in thousands)
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                                                                                                           Pro Forma Statements
                                                                                                           for the year ended
                                                                                                          March 31, 1999 as if
                                                                                                            the following % of
                                                                                                      preferred stockholders elected
                                                                  Year Ended March 31,                  the alternate consideration
                                              -------------------------------------------------------  -----------------------------
                                                   1995        1996       1997        1998       1999      50%          100%
EARNINGS (LOSS):
Income (loss) from continuing operations
  before National Steel Corporation,
  equity in income (loss) of affiliates,
  income tax provision and minority interest   $ 35,861    $ 11,081    $12,099    $(24,439)  $ (7,791)    $ (10,270)   $(12,649)

Add back interest expense                         4,868       6,391      6,416       5,233      2,417         4,415       6,412

                                              =======================================================   ===========  ==========
Total earnings (loss)                          $ 40,729    $ 17,472    $18,515    $(19,206)  $ (5,374)    $  (5,855)   $ (6,237)
                                              =======================================================   ===========  ==========

FIXED CHARGES:

Interest Expense                               $  4,868    $  6,391    $ 6,416    $  5,233   $  2,417     $   4,415    $  6,412

Capitalized interest                                  -           -          -           -        325           325         325

Preferred dividends on a pre-tax basis           19,265      28,862     19,135      25,604     28,178             -           -

                                              =======================================================   ===========  ==========
Total fixed charges                            $ 24,133    $ 35,253    $25,551    $ 30,837   $ 30,920     $   4,740    $  6,737
                                              =======================================================   ===========  ==========

RATIO OF EARNINGS TO FIXED CHARGES              168.77%      49.56%     72.46%     -62.28%    -17.38%      -123.52%     -92.58%
                                              =======================================================   ===========  ==========

EARNINGS DEFICIENCY IF RATIO IS LESS THAN
       ONE-TO-ONE                              $ -         $(17,781)   $(7,036)   $(50,043)  $(36,294)    $ (10,595)   $(12,974)
                                              =======================================================   ===========  ==========

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